          THURSDAY, JULY 20, 1995


BANKERS TRUST REPORTS SECOND QUARTER NET INCOME OF $91 MILLION, OR $.98 PRIMARY EARNINGS PER SHARE


New York, July 20, 1995 -- Bankers Trust New York Corporation earned $91 million for the quarter ended June 30, 1995, or $.98 primary earnings per share. In the second quarter of 1994, the Corporation earned $181 million, or $2.09 primary earnings per share.

Commenting on the second quarter results, Bankers Trust Chairman Charles S. Sanford, Jr. said: "During the quarter, Bankers Trust achieved the two objectives that we set for ourselves and announced publicly. First, the $91 million of net income returns the Firm to profitability and represents a swing of $213 million from the $122 million net operating loss recorded in the first quarter of this year. Second, the expense reduction programs have been substantially implemented and are on track for producing savings of approximately $200 million this year and approximately $275 million in 1996. With these accomplishments, the quarter can be seen as a transitional one toward the achievement of a third objective: a return to more competitive earnings."

"The earnings recovery from the first quarter resulted from markedly improved performance in client-related businesses together with a strong turnaround in trading, which itself was aided by greater focus on client transactions. We have no more important priority than to build enduring client relationships and, in so doing, we have been placing great value on client development efforts that will continue to build profits for the future."

Trading revenue and trading-related net interest revenue for the second quarter of 1995 amounted to $136 million, compared with a loss of $77 million in the year's first quarter. The recovery was attributable to a turnaround in the Firm's derivatives business as losses in Latin America lessened significantly during the quarter as a result of a successful reduction of loss making positions. Client derivatives volume remained steady during the second quarter, though comprised mainly of low margin transactions, and infrastructure expenses related to the business were reduced.

Revenue
Net interest revenue totaled $222 million, down $87 million, or 28%, from the second quarter of 1994 and up $40 million, or 22%, from the first quarter of 1995. Of the decline in the second quarter of 1995 versus the second quarter of 1994, $64 million was from trading-related net interest revenue. A significant portion of the Firm's trading and risk management activities involve positions in interest rate instruments and related derivatives. The revenue from these activities can periodically shift between trading and net interest, depending on a variety of factors, including risk management strategies. Therefore, the Corporation views trading revenue and trading-related net interest revenue together, which are discussed below.

                                              Trading-
                                                Related
                                                    Net
                                       Trading Interest
(in millions)                          Revenue  Revenue   Total

Second Quarter 1995                        $79     $57     $136

Second Quarter 1994                       $124    $121     $245


This combined total for the second quarter of 1995 was $136 million, a $109 million decrease from the second quarter of 1994. Although the results were below those of the second quarter of 1994, trading revenue rebounded from the weak first quarter of 1995, as trading performance generally improved in Latin American derivatives and in the Firm's proprietary activities, particularly in the Latin American, Australian and Asian markets.

Fiduciary and funds management revenue totaled $166 million for the second quarter, down $21 million, or 11%, from the same period last year. The decrease in revenue was due primarily to a decline in transaction volumes in fiduciary services. The $166 million of revenue for the second quarter was down $5 million, or 3%, from the first quarter of 1995.

Fees and commissions of $211 million increased by $16 million, or 8%, from the second quarter of 1994. Corporate finance fees of $127 million increased by $12 million, or 10%, from the same period last year. Higher revenue from loan syndication and private placement fees were partially offset by lower revenue from securities underwriting and financial advisory activities. Compared with this year's first quarter, fees and commissions were up $66 million, or 46%, and corporate finance fees increased by $55 million, or 76%.

The Corporation's securities available for sale gains were $17 million, compared with $19 million in the prior year's second quarter.

Other noninterest revenue totaled $114 million, up $2 million, from the prior year's quarter. This increase was primarily a result of higher insurance premium revenue recorded in the Corporation's Chilean subsidiaries due to an increase in the number of annuity policies sold. This was partially offset by lower net gains from sales of equity investments. The $114 million of other noninterest revenue for the second quarter of 1995 was up $12 million, or 12%, from the first quarter of 1995.

Expenses
Total noninterest expenses of $678 million decreased by $10 million from the second quarter of 1994. Incentive compensation and employee benefits expense decreased $67 million, or 33%, due to lower bonus expense reflecting the reduced earnings. Salaries expense increased $5 million, or 3%, from the second quarter of 1994 due mostly to salary increases. The number of full time staff at June 30, 1995 decreased by 742, to 13,787 from December 31, 1994. Management has implemented expense reduction programs designed to reduce overall operating expenses -- principally noninterest expenses before bonus, policyholder benefits and minority interest. At this operating expense level, the Corporation previously announced that it would be reducing these expenses by approximately $200 million in 1995 and approximately $275 million annually thereafter. Operating expense trends in the first and second quarters of 1995 show that the Corporation is on target to achieve these cost reductions.

All other expenses totaled $349 million for the quarter, up $52 million, or 18%, from last year's second quarter. The provision for policyholder benefits accounted for approximately half of this increase due to an increase in the number of annuity policies sold at the Corporation's Chilean insurance subsidiaries.

Asset Quality
No provision for credit losses was required for the current or prior year's second quarter. Net charge-offs for the quarter were $2 million, compared with $5 million a year ago.

Cash basis loans decreased by $52 million, or 5%, to $925 million during the second quarter. The allowance for credit losses at June 30, 1995, was $1.243 billion, representing 134% of cash basis loans.

The allowance for credit losses is available for credit losses arising from the Corporation's portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably estimated credit losses inherent in the Corporation's portfolio, as defined above.

Six Months Results
For the first six months of 1995, the Corporation recorded a loss of $31 million, or $.65 primary loss per share excluding an after-tax provision for severance-related costs of $35 million taken in connection with the Corporation's expense reduction programs. Net loss for the first six months, including the effect of this provision was $66 million, or $1.10 primary loss per share. For the six months ended June 30, 1994 the Corporation earned $345 million, or $3.99 primary earnings per share.

Capital
On May 15, 1995, the Corporation reset the interest rate on its $100 million 7.50% Convertible Capital Securities giving the holders the right
to convert the debt securities into depositary shares.   Holders of more
than $96.4 million aggregate principal amount of the 7.50% Convertible Capital Securities have converted their securities into approximately 3.9 million depositary receipts, each representing a one-fortieth interest in a share of the Parent Company's 7.50% Cumulative Preferred Stock, Series P. Also, on June 30, 1995, the Corporation issued $125 million, or 5 million depositary shares at $25 per share, each representing a one-hundredth interest in a share of the Corporation's 7 3/4% Cumulative Preferred Stock, Series S. The preferred stock component of total stockholders' equity increased by approximately $224 million during the second quarter of 1995 primarily as a result of the above.

The Corporation estimates that its ratios of Tier 1 Capital and Total Capital to risk-adjusted assets were approximately 8.70% and 14.00%, respectively, at June 30, 1995. The Leverage Ratio was 5.52% at that same date.



For additional information, contact Douglas Kidd, (212) 454-3532 or Tom Parisi, (212) 454-1686 (Media); Howard Schneider
(212) 250-3609 (Investors).

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                           FINANCIAL STATISTICS
                  ($ in millions, except per share data)
                                (unaudited)

                                                     First
                               Second Quarter      Quarter       Six Months
                                1995      1994      1995      1995     1994

Net income (loss)                $91      $181     $(157)     $(66)    $345

Per common share
  Primary earnings (loss)       $.98     $2.09    $(2.11)   $(1.10)   $3.99
  Fully diluted earnings (loss) $.98     $2.09    $(2.11)   $(1.10)   $3.99
  Cash dividends declared      $1.00      $.90     $1.00     $2.00    $1.80
  Book value (1)              $49.80    $53.37    $50.04

Profitability ratios
  Return on average common stockholders'
   equity                       7.84%    15.87%      N/M       N/M    15.36%
  Return on average total assets .33%      .71%      N/M       N/M      .66%

Net interest revenue
   (fully taxable basis)        $231      $330      $197      $428     $721
Average rates (fully taxable basis)
  Yield on interest-earning
    assets                      7.53%     6.91%     7.09%     7.32%    6.52%
  Cost of interest-bearing
    liabilities                 6.70%     5.33%     6.28%     6.49%    4.83%
  Interest rate spread           .83%     1.58%      .81%      .83%    1.69%
  Net interest margin           1.14%     1.79%     1.02%     1.08%    1.87%
Average balances
  Loans                      $10,776   $12,586   $11,683   $11,227  $12,793
  Total interest-earning
    assets                   $81,393   $74,107   $78,228   $79,819  $77,553
  Total assets              $109,773  $101,896  $104,539  $107,150 $105,485
  Total interest-bearing
    liabilities              $77,674   $71,197   $75,642   $76,664  $74,547
  Common stockholders' equity $4,044    $4,348    $4,207    $4,125   $4,346
  Total stockholders' equity  $4,735    $4,798    $4,686    $4,711   $4,701

At end of period
  Common stockholders' equity
    to total assets             3.91%     4.19%     3.75%
  Total stockholders' equity
    to total assets             4.75%     4.62%     4.35%

Risk-based capital ratios (2)
  Tier 1 Capital                8.70%     8.41%     8.73%
  Total Capital                14.00%    13.82%    14.20%
Leverage Ratio                  5.52%     5.97%     5.18%

Employees                     13,787    13,990    14,144






N/M Not meaningful.
(1) This calculation includes the effect of common shares issuable under deferred stock awards.
(2) Regulatory capital ratios at June 30, 1995 are preliminary.

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                       FINANCIAL STATISTICS (CONT'D)
                               (in millions)
                                (unaudited)


                                                      June 30,     March 31,
                                                   1995     1994       1995

Nonperforming assets

Cash basis loans
  Secured by real estate                           $412     $405       $403
  Real estate related                                25       49         26
  Highly leveraged                                  110      170        111
  Other                                             378      118        437
  Refinancing country                                 -        2          -
Total cash basis loans                             $925     $744       $977

Renegotiated loans
  Secured by real estate                           $ 89      $13       $ 90
  Other                                              12        1         12
Total renegotiated loans                           $101      $14       $102

Other real estate                                  $263     $310       $265

Other nonperforming assets                          $64      $84        $66


                                          Second Quarter        Six Months
                                          1995      1994      1995     1994
Allowance for credit losses

Balance, beginning of period            $1,245    $1,345    $1,252   $1,324
Net charge-offs (recoveries)
  Charge-offs                               13        17        47       38
  Recoveries                                11        12        24       54
Total net charge-offs (recoveries)*          2         5        23      (16)
Provision for credit losses                  -         -        14        -
Balance, end of period                  $1,243    $1,340    $1,243   $1,340


*Components:
  Secured by real estate                   $(3)     $ 14       $ 3     $ 12
  Real estate related                        -         2         2        2
  Highly leveraged                           2         -        22       (9)
  Other                                      4         -         4        9
  Refinancing country                       (1)      (11)       (8)     (30)
Total                                      $ 2      $  5       $23     $(16)

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)
                                (unaudited)

                                                                   Increase
THREE MONTHS ENDED JUNE 30,                        1995     1994   (Decrease)
NET INTEREST REVENUE
  Interest revenue                               $1,520   $1,255      $ 265
  Interest expense                                1,298      946        352
Net interest revenue                                222      309        (87)
Provision for credit losses                           -        -          -
Net interest revenue after provision
 for credit losses                                  222      309        (87)
NONINTEREST REVENUE
  Trading                                            79      124        (45)
  Fiduciary and funds management                    166      187        (21)
  Fees and commissions                              211      195         16
  Securities available for sale gains                17       19         (2)
  Other                                             114      112          2
Total noninterest revenue                           587      637        (50)
NONINTEREST EXPENSES
  Salaries                                          194      189          5
  Incentive compensation and employee benefits      135      202        (67)
  Occupancy, net                                     38       38          -
  Furniture and equipment                            40       37          3
  Other                                             271      222         49
Total noninterest expenses                          678      688        (10)
Income before income taxes                          131      258       (127)
Income taxes                                         40       77        (37)

NET INCOME                                       $   91   $  181      $ (90)

NET INCOME APPLICABLE TO COMMON STOCK            $   79   $  172      $ (93)

EARNINGS PER COMMON SHARE:
  PRIMARY                                          $.98    $2.09     $(1.11)

  FULLY DILUTED                                    $.98    $2.09     $(1.11)

Cash dividends declared per common share          $1.00     $.90       $.10

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)
                                (unaudited)

                                                                   Increase
SIX MONTHS ENDED JUNE 30,                          1995     1994   (Decrease)
NET INTEREST REVENUE
  Interest revenue                               $2,873   $2,466      $ 407
  Interest expense                                2,469    1,787        682
Net interest revenue                                404      679       (275)
Provision for credit losses                          14        -         14
Net interest revenue after provision
 for credit losses                                  390      679       (289)
NONINTEREST REVENUE
  Trading                                             1      138       (137)
  Fiduciary and funds management                    337      375        (38)
  Fees and commissions                              356      377        (21)
  Securities available for sale gains                19       23         (4)
  Other                                             216      229        (13)
Total noninterest revenue                           929    1,142       (213)
NONINTEREST EXPENSES
  Salaries                                          402      366         36
  Incentive compensation and employee benefits      268      364        (96)
  Occupancy, net                                     79       75          4
  Furniture and equipment                            82       76          6
  Provision for severance-related costs              50        -         50
  Other                                             531      448         83
Total noninterest expenses                        1,412    1,329         83
Income (loss) before income taxes                   (93)     492       (585)
Income taxes                                        (27)     147       (174)

NET INCOME (LOSS)                                $  (66)  $  345      $(411)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK     $  (86)  $  331      $(417)

EARNINGS (LOSS) PER COMMON SHARE:
  PRIMARY                                        $(1.10)   $3.99     $(5.09)

  FULLY DILUTED                                  $(1.10)   $3.99     $(5.09)

Cash dividends declared per common share           $2.00   $1.80       $.20

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET
                     ($ in millions, except par value)
                                (unaudited)

                                                 June 30,   December 31,
                                                    1995           1994
ASSETS
Cash and due from banks                            $  1,739     $ 1,985
Interest-bearing deposits with banks                  1,357       3,390
Federal funds sold                                      238       2,544
Securities purchased under resale agreements         17,629       9,943
Securities borrowed                                   6,929       6,197
Trading assets                                       50,565      47,514
Securities available for sale                         6,479       7,475
Loans                                                11,537      12,501
Allowance for credit losses                          (1,243)     (1,252)
Premises and equipment, net                             931         915
Due from customers on acceptances                       370         378
Accounts receivable and accrued interest              2,697       2,356
Other assets                                          3,709       3,070
Total                                              $102,937     $97,016

LIABILITIES
Deposits
  Noninterest-bearing
    In domestic offices                            $  2,465     $ 3,285
    In foreign offices                                  527         541
  Interest-bearing
    In domestic offices                               5,170       5,769
    In foreign offices                               14,443      15,344
Total deposits                                       22,605      24,939
Trading liabilities                                  28,404      20,949
Securities sold under repurchase agreements          18,933      15,617
Other short-term borrowings                          14,010      18,222
Acceptances outstanding                                 370         378
Accounts payable and accrued expenses                 3,615       3,174
Other liabilities                                     2,347       2,328
Long-term debt                                        7,514       6,455
Total liabilities                                    97,798      92,062

PREFERRED STOCK OF SUBSIDIARY                           250         250

STOCKHOLDERS' EQUITY
Preferred stock                                         863         395
Common stock, $1 par value
 Authorized, 300,000,000 shares
 Issued, 83,678,973 shares                               84          84
Capital surplus                                       1,300       1,317
Retained earnings                                     3,240       3,494
Common stock in treasury, at cost: 1995, 5,327,632 shares;
 1994, 5,609,707 shares                                (391)       (416)
Other                                                  (207)       (170)
Total stockholders' equity                            4,889       4,704
Total                                              $102,937     $97,016

                    BANKERS TRUST NEW YORK CORPORATION
                              280 PARK AVENUE
                         NEW YORK, NEW YORK 10017




Geoffrey M. Fletcher
Senior Vice President and
Principal Accounting Officer



                                            July 21, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust New York Corporation's report on Form 8-K dated July 20, 1995 (the "Form 8-K"). The Form 8-K is being filed electronically through the EDGAR System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-7098.

                              Very truly yours,

                              BANKERS TRUST NEW YORK CORPORATION



                              By: GEOFFREY M. FLETCHER
                                  Geoffrey M. Fletcher
                                  Senior Vice President and
                                  Principal Accounting Officer